UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2009

UNITED WISCONSIN GRAIN PRODUCERS, LLC
(Exact name of registrant as specified in its charter)

Wisconsin	000-50733	39-2032455
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

W1231 Tessmann Drive Friesland, Wisconsin 53935-0247
(Address of principal executive offices)

(920) 348-5016
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 2, 2009, United Wisconsin Grain Producers, LLC (the “Company”) signed agreements with Farmers and Merchants Union Bank to increase the Company’s revolving line of credit to $10,000,000 and borrow an additional $4,000,000.  The Company’s new line of credit replaces the Company’s previous line of credit with Farmers and Merchants Union Bank and increases the Company’s revolving line of credit from $5,000,000 to $10,000,000.  The interest rate on amounts the Company borrows under the line of credit is a variable rate of 2.0% over the highest US Prime Rate as published in the Wall Street Journal “Money Table”.  The interest rate adjusts as and when the index rate changes.  Interest is due monthly on this revolving credit facility.  No prepayment fees exist on the revolving credit facility; however, the Company is required to pay a commitment fee equal to 0.50% per year of the average daily unused portion of the line of credit.  The maturity date of the Company’s line of credit is April 1, 2012.  The Company’s revolving credit facility is subject to protective covenants requiring the Company to maintain various financial ratios.  The Company is required to maintain a minimum book value net worth of $50,000,000 and maintain a monthly working capital position of $7,500,000.  The Company must receive written approval from the lender to exceed $1,000,000 in annual capital expenditures and the Company must obtain consent prior to making membership distributions in excess of 50% of the previous year’s net income, excluding state and federal incentive payments.  Finally, the Company is prohibited from making investments not directly for the benefit of the Company’s existing plant site.  The revolving line of credit is secured by substantially all of the Company’s assets.  The lender’s obligation to make advances terminates, and the total unpaid balance on the revolving line of credit becomes immediately due and payable, if the Company fails to pay any amount when due under any instrument evidencing the Company’s indebtedness to the lender, any representation or warranty made by the Company in connection with the credit agreement is false or fraudulent in any material respect, a material adverse change occurs in the Company’s financial condition, the Company fails to timely observe or perform any of the covenants or duties set forth in the loan documents, an event of default occurs under any security document, or the Company becomes the subject of bankruptcy or other insolvency proceedings.

The Company’s $4,000,000 term loan is at a fixed interest rate of 6.25%.  The term loan requires the Company to pay monthly payments of accrued interest until November 1, 2009.  Starting on that date, the Company is required to make 59 equal monthly payments of principal and interest in the amount of $77,975, followed by one final payment of the unpaid principal and all accrued interest remaining on the date the note evidencing the term loan is due, October 1, 2014.  If the Company prepays the term loan, the Company must pay a prepayment penalty of 1.0% of the outstanding loan balance, unless the Company can establish that the source of the prepayment is derived from the Company’s business operations.  Additionally, the Company is required to pay a one-time loan origination fee equal to 10 basis points.  The Company’s term loan is subject to protective covenants requiring the Company to maintain various financial ratios.  The Company is required to maintain a minimum book value net worth of $50,000,000 and maintain a monthly working capital position of $7,500,000.  The Company must receive written approval from the lender to exceed $1,000,000 in annual capital expenditures and the Company must obtain consent prior to making membership distributions in excess of 50% of the previous year’s net income, excluding state and federal incentive payments.  Finally, the Company is prohibited from making investments not directly for the benefit of the Company’s existing plant site.  The term loan is secured by substantially all of the Company’s assets.  The total unpaid balance on the term loan becomes immediately due and payable if the Company fails to pay any amount when due under any instrument evidencing the Company’s indebtedness to the lender, any representation or warranty made by the Company in connection with the credit agreement is false or fraudulent in any material respect, a material adverse change occurs in the Company’s financial condition, the Company fails to timely observe or perform any of the covenants or duties set forth in the loan documents, an event of default occurs under any security document, the Company becomes the subject of bankruptcy or other insolvency proceedings, the Company ceases to exist as a limited liability company, or the lender at any time believes in good faith that the prospect of payment or performance under the loan documents is impaired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED WISCONSIN GRAIN PRODUCERS, LLC

May 12, 2009	/s/ Barb Bontrager
Date	Barb Bontrager, Chief Financial Officer

3